UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 6, 2020

Martin Marietta Materials, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-12744	56-1848578
(Commission File Number)	(IRS Employer Identification No.)

2710 Wycliff Road, Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

(919) 781-4550

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	MLM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2020, the board of directors (the “Board”) of Martin Marietta Materials, Inc. (the “Company”) increased the size of the Board from 10 directors to 11 directors and elected Anthony R. Foxx to fill the newly-created directorship. Mr. Foxx has been appointed to the Board’s Finance Committee.

Mr. Foxx will receive the director fees and stock-based compensation for directors previously disclosed in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders. Mr. Foxx will stand for re-election at the Company’s 2021 Annual Meeting of Shareholders.

Mr. Foxx, 49, is currently chief policy officer and advisor to the president and chief executive officer of Lyft, which he joined in October 2018. Prior to joining Lyft, he served as the seventeenth United States Secretary of Transportation from 2013 to 2017. The Senate confirmed the nomination of Mr. Foxx to the Secretary of Transportation by a vote of 100-0. During his time as the Secretary of Transportation, Mr. Foxx led an agency with more than 55,000 employees and a $70 billion budget, whose primary goal was to ensure that America maintains the world’s safest, most efficient transportation system. Under Mr. Foxx’s leadership, the Department of Transportation (“DOT”) established a first-ever policy framework for the safe integration of self-driving vehicles and leveraged $350 million in public and private funding to demonstrate how smart technology can change cities and local communities.

Mr. Foxx developed the Obama Administration’s first surface transportation bill and worked on a bipartisan basis to get its congressional incarnation, the FAST Act, passed. He launched the DOT’s first, and the Administration’s most successful, Smart City Challenge, engaging more than seventy cities to develop their own strategies to incorporate new technologies into their transportation networks.

Previously, Mr. Foxx served as the mayor of Charlotte, North Carolina, from 2009 to 2013. First elected to the Charlotte City Council in 2005, upon his 2009 mayoral victory he became the youngest mayor in Charlotte’s history and its second African-American mayor. Beginning his tenure as mayor while facing a nearly 13 percent local unemployment rate, Mr. Foxx announced the creation of more than 4,000 new jobs, worked to reinforce Charlotte’s role as a critical energy industry hub, saw the completion of a new runway at Charlotte-Douglas International Airport, and led a delegation of Charlotte business leaders to meet with senior White House officials to press for several economic recovery spending measures.

Mr. Foxx earned his bachelor degree at Davidson College and his juris doctor degree at New York University Law School.

There are no arrangements or understandings between Mr. Foxx and any other persons pursuant to which he was selected as a director. Mr. Foxx does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release dated November 9, 2020 announcing the election of Mr. Foxx to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated November 9, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2020	MARTIN MARIETTA MATERIALS, INC.

	By:	/s/ Roselyn R. Bar
	Name:	Roselyn R. Bar
	Title:	Executive Vice President, General Counsel and Corporate Secretary